News Release

May 27, 2022

SSR MINING ANNOUNCES VOTING RESULTS FROM
2022 ANNUAL MEETING OF SHAREHOLDERS

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") announces that each of the eight nominees listed in the proxy statement for the 2022 Annual Meeting of Shareholders (the “Meeting”) were elected as directors of SSR Mining on Friday, May 27, 2022. Voting results for the election of directors are set out below:

Nominee Name	Votes For	% For	Votes Withheld	% Withheld
A.E. Michael Anglin	145,722,299	95.68	6,580,547	4.32
Rod Antal	152,060,790	99.84	250,790	0.16
Thomas R. Bates, Jr.	150,810,200	99.01	1,501,380	0.99
Brian R. Booth	151,666,992	99.58	644,588	0.42
Simon A. Fish	132,891,748	87.25	19,411,098	12.75
Leigh Ann Fisher	151,937,352	99.75	374,229	0.25
Alan P. Krusi	146,484,811	96.18	5,818,035	3.82
Kay Priestly	148,166,552	97.28	4,136,295	2.72

At the Meeting, the shareholders of SSR Mining also approved: (i) a non-binding advisory resolution to set one year as the frequency of the Company’s future advisory votes on executive compensation; (ii) a non-binding advisory resolution accepting the Company’s approach to executive compensation; (iii) a resolution approving the Company’s 2022 Employee Share Purchase Plan; and (iv) the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The voting results for each resolution are set out below:

	1 Year	% 1 Year	2 Year	% 2 Years	3 Year	% 3 Years
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	146,346,359	96.16	72,633	0.05	5,281,324	3.47

	Votes For	% For	Votes Against	% Against
Advisory Vote on Executive Compensation	141,900,724	93.16	10,131,592	6.65
Approval of Employee Share Purchase Plan	151,723,990	99.61	361,223	0.24

	Votes For	% For	Votes Withheld	% Withheld
Appointment of Auditor	147,373,576	90.08	16,223,655	9.92

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About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

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